Exhibit 10.8

June 29, 2009

Mr. Nick Gagliardi

2281 Cambridge Avenue

Cardiff by the Sea, CA  92007

Dear Nick:

Following your recent discussion with Mark Hall, I set out below our employment offer (the “Agreement) to you for the position of Chief Operating Officer of the Monster Beverage Division of Hansen Beverage Company (“Hansen” or the “Company”):

1.                                       Total Compensation.

1.1 Basic Salary:	$9807.70 paid bi-weekly. (Annualized to $255,000 for information only).

1.2 Dislocation Allowance:    $769.23 paid bi-weekly.  (Annualized to $20,000.00 for information only.

1.3 Auto Allowance:	$700.00 per month. (Annualized to $8,400 for information only.)

1.4 Gas Allowance:	Reimbursement of costs.

1.5  Medical/Dental:              Employee and family will be fully covered by the Company in accordance with the rules and procedures set forth in the Company’s Employee Handbook and in the Group Insurance Plan documents.  This includes medical insurance, dental insurance, life insurance, vision insurance and long term disability insurance.  Medical/Dental eligibility is effective the first day of the month following 30 days from the date of hire as a full-time employee. The Company offers a supplemental insurance plan offering cancer insurance, short-term disability insurance and ADD insurance which the employee may subscribe to at his election.

1.6 401(k) Plan:

The Company has a 401(k) Plan.  The Company contributes 25% of your contributions towards the Plan, subject to a maximum of 8% of your salary.  You will be eligible to participate in the Plan from the first entry date that occurs after you have completed three (3) months’ service.  Entry dates are January 1 and July 1.

1.7 Expenses:

Expense reports are submitted weekly. All business-related expenses are to be documented according to the Internal Revenue Service guidelines and in accordance with the Company’s policy on such expenditures.

1.8 Vacation:

You will receive 0.3288 hours of vacation for every calendar day of employment (annualized to 3 weeks for information only).  Except upon termination of employment, the Company does not compensate employees in lieu of leave due.  Vacation may not be taken before expiration of six (6) months’ employment.

1.9 Stock Option:

60,000 shares.  Grant date shall be the first day that the Nasdaq Stock Market is open in the calendar month following the commencement date of employment.  Vesting commences on the first anniversary of the Grant Date at the rate of 20% of the number of shares subject to the Option per year, for five (5) years.  Exercise price shall be determined according to the Fair Market Value of the stock on the Grant Date (as defined in the Plan i.e. the closing price on the Grant Date).  Terms to be in accordance with Company Stock Option Plan and written Stock Option Agreement to be signed in due course.   In respect of the aforegoing, it is recorded that if, following a change of control of the Company, the new controlling shareholders terminate your  employment without cause within one (1) year after such change of control has occurred, all of the options not yet exercisable by you pursuant to the Option Agreement contemplated in this Paragraph 1.9 shall immediately become exercisable by you in full upon such termination on the terms and conditions otherwise provided for in the option agreement governing such options.

1.10 Bonus:

Annually — up to 50% of salary plus dislocation allowance.  Bonuses will be based on your individual performance and the results achieved in your respective areas relative to your individual goals and objectives.  However, the Company reserves the right to award bonuses in excess of 50% of salary and dislocation allowance for extraordinary effort and performance, at its sole discretion. Input from your immediate superiors may be taken into account in such evaluation.

1.11 Relocation:

If you relocate to a residence near the office, the Company will pay the moving costs incurred by you to ship your household goods to Orange County by a recognized moving firm.  Moving costs do not include any storage costs.  We will require receipts for all costs incurred.

1.12 Insurability:	As a condition of your employment you may be required to drive a Company vehicle. If so, you must be able to meet the insurance requirements of the Company’s insurance carrier, which involves the following stipulations.  During the course of your employment your driving record will be checked periodically.  You agree to report any traffic violation or accident you are involved in, of any kind and regardless of whether it was work related, to the Company as soon as possible after the violation or accident occurred.  If you become uninsurable with the Company’s insurance carrier, your employment may be terminated at any time thereafter by the Company with or without notice.

2.                                       Termination.

2.1  At-Will Employment:  It is to be understood that your employment with the Company is of an at-will nature, for no specified period of time.  Regardless of the length of service, you are free to terminate your employment at any time, for any reason, although your giving one (1) month’s notice is always appreciated.  Likewise, the Company is free to terminate your employment at any time, for any reason, with or without cause and with or without advance notice.  The Company makes no guarantee or contract of continued employment.  No one may change the at-will nature of your employment, except in writing and signed by either the Chairman or President of the Company.

2.2  Termination Without Cause:                    If your employment is terminated without cause within the first six (6) months after commencement of employment, you will receive three (3) months severance pay.  If your employment is terminated without cause between seven (7) and twelve (12) months after commencement of your employment, you will receive two (2) months severance pay.  Thereafter, if your employment is terminated without cause you will receive one (1) month severance pay.  All severance payments are subject to:  (1) appropriate payroll and tax deductions as required by law; (2) your compliance with all other terms and conditions of this Agreement; and (3) your execution of a reasonable and standard severance agreement (which will include, among other things, a general release of all claims by you against the Company, its Agents and Affiliates).

2.3  Termination With Cause:                                      If the Company terminates your employment for “Good Cause”, or if you terminate your employment for any reason, the Company is not obligated to pay severance.  As noted previously, although you are not obligated to give advance notice, two (2) weeks notice of a resignation is always appreciated.  For the purposes of this Agreement, the term “Good Cause” shall include:

2.3.1                        Your neglect, breach of duty, or any failure by you to perform, to the reasonable satisfaction of your supervisor and/or the Executive Committee of the Board of the Company;

2.3.2                        Your conviction of a felony, or any determination by the Executive Committee of the Board of the commission of theft, larceny, embezzlement, fraud, dishonesty, illegality, moral turpitude, harassment, or gross mismanagement;

2.3.3                        Your death or material disability to such an extent that you, even with reasonable accommodation, are precluded from performing the essential duties of your position; or

2.3.4                        Your breach of this Agreement or any fiduciary duties to the Company.

3.                                       Proprietary Information, Confidentiality, Intellectual Property and Non-Solicitation.

You agree that all the terms and conditions contained in the Employee Proprietary Information, Confidentiality, Intellectual Property and Non-Solicitation Agreement attached hereto as Exhibit A are incorporated herein and shall be binding upon you.  Please note that you are required to separately sign the attached Exhibit A at the same time as you sign this Agreement.

4.                                       Arbitration of Disputes/Litigation.

4.1         Any controversy or claim arising out of or relating to this Agreement or the breach thereof or any agreement entered into between the Company and you or otherwise arising out of your employment or the termination of that employment (including without implication of limitation any claims of unlawful employment discrimination whether based on age or otherwise), defamation, invasion of privacy, infliction of emotional distress, unlawful harassment, including similar claims such as, without limitation, claims arising under the California Fair Employment and Housing Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Labor Code and Equal Pay Act, the Rehabilitation Act of 1974, the Employee Retirement Income and Security Act and any and all other contractual, tort, legal, equitable and statutory claims that may be lawfully submitted to arbitration, either by or against the Company shall, to the fullest extent permitted by law, be settled by binding arbitration conducted by JAMs/Endispute (“JAMS”) in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”) applicable to employment disputes, in Orange County, California.  Except as expressly allowed by the Statutory Claims as defined below, the arbitrator shall have no authority to award punitive or exemplary damages or any other amount for the purpose of imposing a penalty.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

4.2         For any claims brought under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, or any other local, state or federal statues (“Statutory Claims”)  (a)  the substantive and remedial provisions applicable to the Statutory Claims shall be available to any party required to arbitrate Statutory Claims under this Agreement;  (b) if the Rules do not already provide, either party submitting a Statutory Claim to arbitration shall be entitled to the full range of discovery provided under California Code of Civil Procedure section 1283.05;  (c) you shall not be required to pay unreasonable costs or any of the arbitrator’s fees or expenses; and (d) if applicable, the arbitrator must issue a written report setting forth the essential findings and conclusions on which any award is based.

4.3                                 Notwithstanding the foregoing, these provisions shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Agreement.

4.4                                 Without in any way detracting from the intent and obligation of the Company and you to arbitrate all disputes and controversies between them in accordance with the above provisions, in the event that any controversy or claim is determined in a court of law, both you and the Company hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement, the breach thereof or the employee’s employment or other business relationship.  Except as otherwise required by law, both you and the Company hereby specifically waive any claims for punitive or exemplary damages or for any other amounts awarded for the purposes of imposing a penalty.

Make sure you have read and understand the foregoing.  You agree to waive the right to a jury and instead submit disputes arising out of or related to this agreement or your employment to neutral, binding arbitration.  You may want to consult with an attorney before signing this agreement.                                                                                                                                                                                                                                                                                   INITIALS:    NG

5.                                                       General.

You agree that except as otherwise set forth in this Agreement, all remaining terms and conditions of your employment shall be in accordance with and subject to the Company’s current Employee Handbook, which describes your responsibilities as well as various benefits to which you may be entitled.  You will be required to acknowledge receipt of the Company’s Employee Handbook and sign other documents related to your employment before you begin work.  You are also required to sign the Company’s Proprietary Information and Non-solicitation Agreement as well as acknowledge and acquaint yourself with the Company’s Injury and Illness Prevention Program.

We look forward to your joining the Company.  Please sign a copy of this letter to acknowledge your acceptance of this Agreement with all of the terms contained herein and return it to our Human Resources Department.  Your employment will commence as soon as possible.

Yours sincerely,

/s/ Hilton H. Schlosberg
Hilton H. Schlosberg
Vice Chairman of the Board

HHS:lhs

Accepted and Agreed:	/s/Nick Gagliardi	6/30/2009
	Nick Gagliardi	Date

EXHIBIT “A”

EMPLOYEE PROPRIETARY INFORMATION,

CONFIDENTIALITY, INTELLECTUAL PROPERTY AND

NON-SOLICITATION AGREEMENT

Hansen Beverage Company, a Delaware corporation (“Company”) agrees to employ, or continue to employ, as the case may be, the undersigned employee (“Employee”) in reliance upon the agreement of the undersigned to execute and deliver this Agreement.  In consideration for such employment, Employee agrees as follows:

1.                                       Proprietary Information Defined.  During the term of Employee’s employment with Company, Employee has and/or will have access to and become acquainted with Company’s confidential and proprietary information (collectively, “Proprietary Information”).  For the purposes of this Agreement, Proprietary Information means any: information, observation, data, written material, record, document, computer program, software, firmware, invention, discovery, improvement, development, tool, machine, apparatus, appliance, design, promotional idea, customer and supplier lists, potential customers, customer preferences, customer contacts, customer presentations, customer habits, special relationships, marketing information or strategies, practice, process, formula, method, technique, art work, design, drawing, photograph, concept, idea, trade secret, product and/or research related to or arising out of the actual or anticipated research, development, products, organization, business or finances, of the Company or its Affiliates.  Although Proprietary Information may not be confidential if the information is (a) disclosed publicly in published materials or (b) generally known in the industry, it remains an asset of and proprietary to the Company.

2.                                       Ownership.  All right, title and interest of every kind and nature in and to the Proprietary Information conceived, created, made, discussed, developed, secured, obtained or learned by Employee during the term of this Agreement shall be the sole and exclusive property of Company for all purposes or uses, and shall be disclosed promptly by Employee to Company. The covenants set forth in the preceding sentence shall apply regardless of whether any Proprietary Information is made, discovered, developed, secured, obtained or learned (a) solely or jointly with others, (b) during the usual hours of work or otherwise, (c) at the request and upon the suggestion of Company or otherwise, or (d) with Company’s materials, tools, instruments or on Company’s premises or otherwise.  All Proprietary Information developed, created, invented, devised, conceived or discovered by Employee that is subject to copyright protection is explicitly considered by Employee and Company to be works made for hire to the extent permitted by law.  Employee hereby assigns to Company all of Employee’s right, title and interest in and to the Proprietary Information.

3.                                       Assistance.  Employee shall execute any documents and take any action Company may deem reasonably necessary or appropriate to effectuate the provisions of this Agreement, including assisting Company in obtaining and maintaining patents, copyrights or similar rights to any Proprietary Information assigned to Company.  Employee shall comply with all reasonable rules established by Company for the protection of the confidentiality of any Proprietary Information.  Employee irrevocably appoints each officer of Company to act as Employee’s agent and attorney-in-fact to perform all acts necessary to obtain or maintain patents, copyrights and similar rights to any Proprietary Information assigned by Employee to Company under this Agreement if (a) Employee refuses to perform those acts, or (b) is unavailable, within the meaning of any applicable laws.  Employee acknowledges that the grant of the foregoing power of attorney is coupled with an interest and survives the death or disability of Employee.  Employee shall promptly disclose to Company, in confidence (a) all Proprietary Information that Employee creates during the term of this Agreement, and (b) all patent applications filed by Employee within one year after termination of this Agreement.  Employee shall have no authority to exercise any rights or privileges with respect to the Proprietary Information owned by or assigned to Company under this Agreement.  This Agreement does not apply to any Proprietary Information that fully qualifies under the provisions of California Labor Code Section 2870 or any similar or successor statute.

4.                                       Independent Value of Proprietary Information.  Employee acknowledges that Company enjoys a competitive advantage as a result of its compilation, possession and use of the Proprietary Information, and that Company would suffer competitive harm if the Proprietary Information became known to others outside the Company.

5.                                       Non-Disclosure of Proprietary Information.  Employee agrees not to disclose any of Company’s Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except for the benefit of Company as reasonably necessary in the course of Employee’s employment, or as authorized in writing by Company.  Employee agrees that all files, records, documents, computer-recorded or electronic information, drawings, specifications, equipment, and similar items relating to Company’s business, whether prepared by Employee or otherwise coming into Employee’s possession in the course of Employee’s duties for Company, are Company’s exclusive property and shall not be removed from Company’s premises under any circumstances whatsoever without Company’s prior written consent.  All such information removed shall be immediately returned to Company on termination of Employee’s employment or upon demand by Company.

6.                                       Duty to Prevent Unauthorized Release.  At all times during Employee’s employment and thereafter, Employee shall promptly advise Company, if Employee becomes aware, of any unauthorized release or use of Company’s Proprietary Information, and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining or being furnished with any Proprietary Information.

7.                                       Non-solicitation of Employees.  During Employee’s employment with Company and for a two-year period after termination of Employee’s employment for any reason, Employee shall not directly or indirectly, either alone or in concert with others, solicit or entice any employee, independent contractor, or consultant of Company to leave Company or to compete directly or indirectly with Company.

8.                                       Non-solicitation of Customers.  Employee acknowledges that information regarding the customers and potential customers of Company was compiled over time through substantial effort and expense of Company and is a confidential trade secret of Company pursuant to California Civil Code § 3426.1.  Employee agrees not to disclose the identity and preferences of Company customers to any third party without the prior written consent of Company.  During Employee’s employment with Company and for a period of two years after the termination of employment, Employee shall not directly or indirectly, either alone or in concert with others, solicit, entice, or in any way divert the specific Company customers with whom Employee had direct contact with during his or her employment, to cease doing business with Company or to do business with any competitor of Company.  This provision shall not, however, prevent Employee from soliciting customers or potential customers of Company who are generally known to the public or otherwise do not constitute a Company trade secret.-

9.                                       Conflicting Employment.  During Employee’s employment with Company, Employee shall not directly or indirectly engage in any employment, occupation, consulting, or other business activity which Company shall determine, in its sole discretion, to be in competition with Company or to interfere with Employee’s duties as an employee of Company.

10.                                 Return of Company Property.  On termination of Employee’s employment, Employee agrees to deliver to Company, all original copies and all reproductions of Proprietary Information, including devices, records, software, hardware, reports, notebooks, proposals, lists, correspondence, equipment, documents, computer diskettes, photographs, notes, drawings, specifications, tape recordings or other electronic recordings, programs, data, or other materials or property of any nature belonging to Company or pertaining to Employee’s work with Company.  Employee agrees that Employee shall not take nor permit a third party to take any original or copy of Company property upon termination of Employee’s employment.  Employee recognizes that the unauthorized taking of any Proprietary Information may be a crime under Section 499c of the California Penal Code, and may also result in civil liability under Sections 3426.1 through 3426.11 of the California Civil Code.

11.                                 Survival of Obligations.  Except as otherwise stated, the terms and conditions of this Agreement shall continue to apply after termination of employment, and to any period during which Employee perform services for Company as a consultant or independent contractor.  On termination of employment, Employee agrees to attend an exit interview with an Company representative and to review, among other things, Employee’s obligations under this Agreement and under California law.  The occurrence or non-occurrence of an exit interview, however, shall  not affect Employee’s obligations under this Agreement.

12.                                 Notification to New Employer.  If Employee leaves the employ of Company, Employee consents to Company’s notification to any new employer of Employee’s rights and obligations under this Agreement.  Employee agrees to provide the name and address of Employee’s new employer for this purpose as soon as it is known to Employee.

13.                                 At-Will Employment.  Employee understands and agrees that Employee’s employment is for an unspecified duration and constitutes “at-will” employment.  Company has and will continue to have the absolute and unconditional right to terminate Employee’s employment for any reason or no reason, with or without cause or prior notice.  Nothing in this Agreement shall obligate Company to continue to retain Employee as an employee.  Employee further understands that no oral representations or implied conduct by any company individuals can alter the nature of Employee’s at-will relationship with Company.  Only a written document signed by the Chairman or President of Company can alter Employee’s at-will employment status.

14.                                 Equitable Remedies.  Employee acknowledges that irreparable injury will result to Company from Employee’s violation of any of the terms of this Agreement.  Employee expressly agrees that Company shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation, without the necessity of a bond or similar undertaking.  Employee agrees to submit himself or herself to the jurisdiction of the Courts of the State of California, County of San Diego, in any proceeding to enforce the terms of this Agreement.

15.                                 Severability.  If a court or an arbitrator of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions or portions of them, shall not be affected.

16.                                 Affiliate.  As used herein, the term “Company” shall include, without limitation, Company, and any division, subsidiary, parent, affiliate, or sister company of Company.

17.                                 Attorney’s Fees.  In the event any litigation, arbitration, mediation, or other proceeding (“Proceeding”) is initiated by any party(ies) against any other party(ies) to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party(ies) in such Proceeding shall be entitled to recover from the unsuccessful party(ies) all costs, expenses, actual attorney’s and expert witness fees, relating to or arising out of (1) such Proceeding (whether or not such Proceeding proceeds to judgment), and (2) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding.  Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, actual attorney’s and expert witness fees.

EMPLOYEE HAS BEEN AFFORDED THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL REGARDING THIS AGREEMENT.  EMPLOYEE HAS READ ALL OF THIS AGREEMENT AND UNDERSTANDS IT COMPLETELY, AND BY EMPLOYEE’S SIGNATURE BELOW REPRESENTS THAT THIS AGREEMENT IS THE ONLY STATEMENT MADE BY OR ON BEHALF OF COMPANY UPON WHICH EMPLOYEE HAS RELIED IN SIGNING THIS AGREEMENT.

This instrument has been duly executed by the undersigned as of the date written below:

7/27/2009	/s/ Nick Gagliardi
Date	EMPLOYEE’S SIGNATURE

Nick Gagliardi
PRINT EMPLOYEE’S NAME

Accepted By:

Hansen Beverage Company

By:	/s/ Jessica Gutierrez

Its:	Jessica Gutierrez